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                                                                    EXHIBIT 10.4


                     AMENDMENT #1 TO FULFILLMENT AGREEMENT


     THIS AMENDMENT #1 shall be effective as of July 22, 1997, ("Amendment #1") and shall amend the terms and conditions of the Fulfillment Agreement dated August 30, 1996, (the "Fulfillment Agreement") between TCI SATELLITE ENTERTAINMENT, INC., a Delaware corporation, ("Satellite") and TCI COMMUNICATIONS, INC., a Delaware corporation, ("TCI") (collectively, the "Parties").

     For good and mutual consideration, the Parties agree to amend the Agreement as follows:

     1. Section 3(f) shall be deleted in its entirety and replaced with the following:

         f. System personnel shall appear for all scheduled installation, maintenance and other service call appointments at the scheduled time. System personnel shall make as many telephone calls as necessary, up to three (3), to the Satellite Subscriber prior to the scheduled appointment to confirm the appointment, noting in CSG the date and time of each attempt to contact the Satellite Subscriber. If System personnel are unable to confirm the scheduled appointment after three (3) attempts, System personnel shall cancel the work order in CSG, and enter a corresponding note on the CSG account reflecting the System's cancellation of the work order due to inability to confirm the appointment. If the Satellite Subscriber later contacts the System to reschedule the appointment, the System shall expedite the Satellite Subscriber's appointment request.

               When System personnel are able to confirm the appointment with the Satellite Subscriber, the System must:

               (i)   confirm directions to the Satellite Subscriber's location;

               (ii) confirm the amount, if any, that the Satellite Subscriber will owe to Satellite once the work has been completed;

               (iii) confirm that a person 18 years of age or older will be at the location at the time of the appointment;

               (iv) in the event of an installation, confirm that the account holder will be at the location to sign the subscriber agreement and other required documents.

     2.  Section 7(d) shall be deleted in its entirety.

     3. Section 9 shall be deleted in its entirety and replaced with the following:
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              9.  TERM.  The term of this Agreement shall commence on January 1,
                  ----
1997, and terminate on December 31, 1997.

     4.       EXHIBIT A shall be deleted in its entirety and replaced with
              ---------
EXHIBIT A-1 attached hereto.
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     5.  In order to meet the termination date of this Agreement, TSAT and
TCI agree to make a good faith effort to begin transitioning the Systems' contractual obligations to third parties designated by TSAT in accordance with the transition plan set forth in EXHIBIT C attached hereto (the "Transition
                                 ---------
Plan"), which shall be subject to any changes mutually agreed upon by TSAT and TCI.

     6. Defined terms in this Amendment #1 shall have the same meaning assigned to them in the Agreement. If the terms set forth in this Amendment #1 conflict with the terms of the Agreement, the terms of this Amendment #1 shall control.

     This Agreement is effective as of the date first written above.

TCI SATELLITE ENTERTAINMENT, INC.,      TCI COMMUNICATIONS, INC.,
a Delaware corporation                  a Delaware corporation

/s/ Lloyd S. Riddle III                 /s/ Colleen Abdoullah
----------------------------------      -------------------------------------
Lloyd S. Riddle III                     Colleen Abdoullah
Sr. Vice President & COO                Sr. Vice President & Assistant to COO

Date: July 28, 1997                     Date: July 25, 1997
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